Exhibit 10.24

Equity Transfer Agreement

Below parties enter into this equity transfer agreement in Haiding District of Beijing on December 29, 2018.

Party A: Beijing Hongyuan Recycling Energy Investment Center (LLP)

Executive Partner: Hongyuan Recycling Energy Investment Management (Beijing) Co., Ltd.

Executive Partner: Zhong Zhang

Party B: Shanghai TCH Energy Technology Co., Ltd.

Legal Representative: Geyun Wang

Whereas, after amicably negotiation, based on mutual benefits, both parties enter into this agreement to transfer the equity of Xi’an Zhonghong New Energy Technology Co., Ltd. as follows.

Item one, Subject of equity transfer

Party A agrees to transfer to Party B its owned 10% equity ownership of Xi’an Zhonghong New Energy Technology Co., Ltd. which is worth RMB 3 million and Party B agrees to be transferred.

Item two, Equity transfer price and payment

Party A and Party B agree that the price of the equity transfer is RMB 3 million in total, and Party B shall pay the equity transfer fee of RMB 3 million to Party A within three years after the signing of this agreement.

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Item three, Representation and warranties

1. Party A makes the following representations and warranties regarding the equity transfer:

(1) Party A is the sole owner of the equity transfer subject set forth in Item 1 hereof;

(2) the subject of the equity transfer set forth in Item 1 hereof is free from any limitation of rights, including but not limited to pledge, equity entrustment, etc.

2. Party B warrants that it shall pay the equity transfer fee as agreed in Item 2 hereof and shall handle the registration change at industrial and commercial bureau related to the equity transfer within 3 business days upon the signing of the agreement.

Item four, Modification and termination of the agreement

Under any of the following circumstances, either party may change or terminate this agreement by mutual agreement upon written notice to the other party:

(1) This agreement cannot be performed due to force majeure or external causes that cannot be prevented despite no fault of either party;

(2) Due to the default of one party, the economic interests of the other party are seriously affected and the performance of this agreement becomes unnecessary.

Item five, Liability for Breach of Contract

Any party that terminates or fails to perform its obligations under this agreement shall be deemed as breach of contract.

In the event of such breach, the breaching party shall be liable to the non-breaching party for continuing performance, taking remedial measures or compensating for losses; If both parties breach the agreement, both parties shall be responsible according to the its respective degree of negligence.

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Item six, Applicable law and disputes resolution

Party A and Party B shall endeavor to settle amicably any and all disputes, disputes and differences (“disputes”) arising out of or in connection with the performance or non-performance of this agreement and its obligations hereunder (including any issues concerning the existence, validity or termination of this agreement).Within thirty business days after one party sends a written notice to the other party regarding the dispute, if the parties fail to settle such dispute or claim (if any) amicably, either party shall have the right to file a lawsuit to the people’s court with jurisdiction in Xicheng District, Beijing, where this agreement is signed.

Item seven, others

1. This agreement shall come into force upon being signed and sealed by both parties.

2. This agreement is made in four originals, one held by Party A and one held by Party B, and two kept for company and business change registration. Each original shall have the same legal effect.

Party A: Beijing Hongyuan Recycling Energy Investment Center (LLP)

Legal Respresentative or Authorized Representative:

Party B: Shanghai TCH Energy Technlogy Co., Ltd.

Legal Respresentative or Authorized Representative:

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